Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2008 (which report on the financial statement expresses an unqualified opinion and an explanatory paragraph concerning a change in method of accounting for the funded status of defined benefit and other postretirement plans in 2006), relating to the financial statements and financial statement schedule of Mississippi Power Company, appearing in the Annual Report on Form 10-K of Mississippi Power Company for the year ended December 31, 2007, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

Atlanta, Georgia

August 8, 2008